July 29, 2005

Almaden Minerals Ltd.

1103-750 West Pender St.

Vancouver, B.C,

Canada

Minera Gavilan S.A. de C.V.
C/- Almaden Minerals Ltd.

Dear Mr. Morgan Poliquin

Director

Almaden Minerals Ltd.

LETTER OF INTENT AND PRELIMINARY AGREEMENT REGARDING A PROGRAM OF EXPLORATION FOR MINERALS IN THE UNITED MEXICAN STATES

I.

SUMMARY

This Letter of Intent and Preliminary Agreement ( “LOI”) is made by and between Almaden Minerals Ltd. (“Almaden”), Minera Gavilan S.A. de C.V. (“Gavilan”) and the Japan Oil, Gas and Metals National Corporation (“JOGMEC”), and sets forth the preliminary agreement and basic intentions of Almaden, Gavilan and JOGMEC with respect to the formation of an unincorporated joint venture (the “Exploration JV”) for the exploration during the Term of the Area of Interest and the possible formation of one or more separate joint ventures from the Exploration JV or of one or more joint venture companies, for further exploration and for possible development of commercial mining operations within some or all of those properties over which the Relevant Party holds the rights identified herein, or within future properties acquired, staked or optioned pursuant to the Exploration JV, all within the Area of Interest.

This LOI confirms and summarizes the Parties’ intentions and the terms of their preliminary agreement governing their exploration activities to be conducted within the Area of Interest until such time as the Parties execute and deliver either a joint venture agreement (the “JVA”), a joint venture shareholders’ agreement (the “JVSA”) pursuant to the formation of a joint venture company, or a Royalty Agreement, or the Parties otherwise freely agree to terminate their negotiations toward achieving such further agreements, whichever first occurs.

The Parties confirm their intention to promptly commence good faith negotiations and the preparation of draft documentation for either a JVA or, in contemplation of the formation of a JV Company, a JVSA. While it is desired that such negotiations shall be completed by 31 March, 2006 the Parties shall employ their best endeavours to complete those negotiations at the earliest practical date. During the period of preliminary agreement and negotiation between the Parties (the “PAN Period”), the Parties shall abide by and fulfill the terms of this LOI as if it is the full and final joint venture agreement of the Parties in respect of their exploration activities to be conducted within the Area of Interest, the assessment of any Minerals discovered therein, and in respect of the determination of their respective equitable co-ownership interests earned or acquired in the Area of Interest and/or their ownership of shareholdings in a JV Company.

In this LOI, headings and notations in bold type are for convenience of reference only and do not affect the interpretation hereof, and all references to “dollars”, “US$” or to “$” are references to the lawful currency of the United States of America.

II.

DEFINITIONS AND EXHIBITS

For ease of reference, the following defined terms shall have the following meanings ascribed thereto in this LOI:

“Affiliate”, means with respect to a Party, any person or entity which directly or indirectly controls, or is controlled by or is under common control of another Party to this LOI or the JVA or the JVSA, as the case may be;

“Almaden”, means Almaden Minerals Ltd, a company duly formed and existing under the laws of the Canada and a Party to this LOI;

“Almaden Excluded Area”, means an area contained in the Area of Interest that as of the Effective Date subject to contractual arrangements between Almaden and other third parties or are 100% owned tenement by Almaden and/or Gavilan, as the case may be, as more particularly described in Exhibit C and which shall include a 1 kilometer buffer zone around the perimeter thereof;

“Area of Interest” means the area described in Exhibit A, including as of the Effective Date all tenements held or controlled by Almaden and Gavilan as valid concessions, concessions under option or pending application, or concessions staked, acquired or optioned following the Effective Date and during the Term, but excluding the Almaden Excluded Area;

“Business Days” means a day other than a Saturday or Sunday or statutory holiday in Canada or Japan;

“CA”, means that certain confidentiality agreement between Almaden and JOGMEC dated July 8, 2005;

“Designated Property”, will have the meaning attributed to it in Section 12.

“Earn In Period”, means the period commencing on the Effective Date and ending on the date when JOGMEC’s contributions as set out in section 9(a), in cash or in kind, to Exploration Expenditures in respect of the Area of Interest (including a contribution on account of a JOGMEC option to acquire or earn an Equity Interest in the Santa Isabela Property as set out in Section 13) are in the aggregate amount of United States Dollars One Million (US$1,000,000);

“Effective Date”, means the date of final execution and dispatch for delivery to the counterpart Party of this LOI by whichever of the Parties last executes this LOI;

“Equity Interest”, means each Party’s undivided co-ownership equity interest from time to time in the Joint Venture Property, a Designated Property, the Santa Isabela Property or a JV Company, as the case may be;

“Exploration JV”, means the unincorporated joint venture made by and between JOGMEC, Almaden and Gavilan regarding the Area of Interest (including the Santa Isabela Property) for the conduct of exploration activities, the assessment of any mineral deposits found therein, and in respect of a Designated Property the potential for development of commercial mining facilities pursuant to exploration rights held by a Party on behalf of or for the benefit of the Parties and for the earn in and acquisition of an Equity Interest by JOGMEC in accordance with the terms of this LOI, the JVA or the JVSA, as the case may be;

“Exploration Expenditures”, means from and after the Effective Date, all cash, expenses and obligations incurred by Almaden and Gavilan, and/or incurred by or contributed or paid by JOGMEC in cash or, subject to Almaden’s agreement, in kind, in the course of exploration activities undertaken pursuant to an Exploration Program approved by and subject to the directions of the Exploration Management Committee.  Such expenditures shall include, but not be limited to, personnel working for the project, option payments, land payments, fees, taxes and charges required to keep or secure the Joint Venture Property (including a Designated Property) in good standing; all expenditures for geophysical, geochemical and geological work; all expenditures for surveys, drilling, assays, metallurgical testing, engineering, construction and all other expenditures directly benefiting the Joint Venture Property (including a Designated Property) and the works thereon;

“Exploration Management Committee”, means the committee formed by the Parties in accordance with the provisions of this LOI, to approve such Exploration Program and to oversee the exploration activities undertaken pursuant thereto in accordance with this LOI or the JVA or the JVSA, as the case may be;

“Exploration Program”, means the exploration plans, programs and budgets for incurring Exploration Expenditures and the conduct of exploration activities in respect of the Area of Interest and pursuant to this LOI or the JVA or the JVSA, as the case may be, as determined by the Exploration Management Committee;

“Force Majeure Event”, means an act, event or circumstance not within the reasonable control of the Party affected and includes, without limitation, an act of God, fire or explosions, lightning, storm, flood, rock fall, cave in, escape of gas, strike, lock-out, stoppage, restraint of labor, work bans or other labor disturbance that has caused the cessation of work or the substantial interruption of work, riot, civil commotion, war, blockade, act of terrorism, act of the public enemy, revolution, disturbance, state of emergency or an act, order, legislation, decrees, regulations, governmental approvals, consents, permits or licences, or restriction of any government or semi-governmental or other public or statutory authority (including any foreign government or authority having jurisdiction over the Party alleging the occurrence of the Force Majeure Event) including without limitation, the unavailability of equipment or contractors (provided the Party alleging the occurrence of such unavailability in a Force Majeure Event has used its best endeavours to procure such equipment or contractors in a timely fashion on terms generally in accordance with then prevailing market conditions in the relevant location for the procurement of such equipment and services);

“Gavilan”, means Minera Gavilan S.A. de C.V., an Affiliate of and subsidiary (99% share ownership) of Almaden, and a company duly formed and existing under the laws of the United Mexican States and a Party to this LOI;

“Government Agency”, means the government agency or agencies of the United Mexican States charged with the administration of the mining laws or regulations of the Federal Mexican Government and State Agency, as the case may be;

"JOGMEC", means the Japan Oil, Gas and Metals National Corporation, being an incorporated administrative agency established in accordance with a statute enacted by the National Diet of Japan, for purposes of promoting and participating in oil, gas and metals exploration and mining projects of potential benefit to the economy of Japan, and a Party to this LOI;

“JOGMEC Agreed Amounts”, means the amounts of funding that JOGMEC has agreed to contribute on account of Exploration Expenditures. The aggregate amount of JOGMEC’s financial commitment is United States Dollars One Million (US$1,000,000), including the Exploration Expenditures to be contributed as herein provided on account of and for the benefit of the Santa Isabela Property.  The JOGMEC Agreed Amounts shall be in the instalments to be paid in accordance with Section 9, divided into payments such that the aggregate of the contributions by JOGMEC shall be United States Dollars Four Hundred Thousand (US$400,000) at the end of the First Earn In Period, United States Dollars Six Hundred Thousand (US$600,000) at the end of the Second Earn In Period and United Sates Dollars One Million (US$1,000,000) at the end of the Third Earn In Period;

“JOGMEC Earned Interest”, means the unconditional right as set out in section 9 to be vested with a 51% Equity Interest in any Joint Venture Property that is a Designated Property, or the option to acquire that Equity Interest at a later date for nil additional consideration, earned and accrued by JOGMEC once it has contributed to or expended an aggregate amount of United States Dollars One Million (US$1,000,000) in relation to the Area of Interest, and the unconditional right as set out in section 13 to be vested with an option to acquire a 51% Equity Interest in the Santa Isabela Property earned and accrued by JOGMEC once it has contributed or expended an aggregate amount of United States Dollars Three Hundred Thousand (US$300,000) in respect of the Santa Isabela Property (being part of the aforementioned United States Dollars (US$1,000,000);

“JOGMEC Nominee or JOGMEC Nominees”, means that Japanese company or those Japanese companies to which JOGMEC may at its sole discretion and on such terms as JOGMEC solely determines, except as circumscribed herein, sell, assign or transfer the whole or a portion of its right and entitlement to acquire the JOGMEC Earned Interest pursuant to this LOI, the JVA or the JVSA, as the case may be, and/or the JOGMEC Earned Interest in any Designated Property and/or in the Santa Isabela Property, together with its rights and obligations under this LOI, the JVA or the JVSA, as the case may be;

“Joint Venture”, means the unincorporated joint venture formed by and between JOGMEC, Almaden and Gavilan regarding the Project;

“Joint Venture Property”, means those mineral interests held or acquired within the Area of Interest pursuant to the exploration activities of the Exploration Joint Venture and, subject to Section 13, the Santa Isabela Property, including those mineral interests which the Exploration Management Committee designates from time to time as a Designated Property, but excluding the Almaden Excluded Area, that are or will by being so designated become the subject of a Designated Property JV (as defined in Section 12), together with the entire indivisible ownership of all property rights and things contained therein and relating thereto pursuant to any Permit and of any legal, equitable or beneficial interest in or obtained in respect of those properties including any option right in any land held by the Parties, or held by a Party on behalf of the Parties and/or pursuant to the Exploration JV, and all other rights and interests, tangible and intangible, relating thereto and to the Area of Interest, including the results of and any data obtained from exploration activities undertaken pursuant to this LOI, the JVA or the JVSA, and from any Feasibility Studies, together with a license by and between each Party to the other Party or Parties to possess and use those exploration results and data and any Feasibility Studies;

“JVA”, means the definitive joint venture agreement which the Parties may negotiate and enter into pursuant to the terms of this LOI;

“JVSA”, means the definitive shareholders’ agreement which the Parties may negotiate and enter into pursuant to the terms of this LOI and/or the JVA;

“JV Company”, means any of one or more limited liability companies established pursuant to the terms of this LOI, the JVA and/or the JVSA, which company or companies shall be established in the United Mexican States incorporated with the approval of the relevant Government Agency or agencies so as to optimize the tax benefits and minimize any adverse tax consequences, and which company or companies shall be approved for foreign investment in accordance with the laws of the United Mexican States as the case may be;

“LOI”, means this Letter of Intent and Preliminary Agreement;

“Mediation”, means the dispute resolution procedure described in Section 33

“Minerals”, means all natural deposits and natural accumulations containing ores, minerals and/or basic chemical elements of all kinds, either in elemental form or in association or chemical combination with other metallic or non-metallic elements;

“Net Smelter Return Royalty”, means a share of the net revenue (net revenue being calculated in this respect on a Earnings Before Interest and Tax [EBIT] basis) generated from the sale of Minerals extracted from an operating mine(s) located within the Area of Interest pursuant to this LOI, the JVA, or the JVSA, as the case may be;

“Operator”, means the Party who shall manage and conduct exploration activities within the Area of Interest pursuant to this LOI, the JVA or the JVSA, as the case may be, as provided for in Section 22;

“Outside Date”, means March 31, 2006 or another date mutually agreed in writing by the Parties for the termination of the negotiations toward achieving a JVA or JVSA, as the case may be;

“PAN Period”, means the Preliminary Agreement Negotiation Period, being the period commencing on the Effective Date and ending on the earlier of:

(i)

the date of execution and delivery of the first of a JVA or the JVSA, as the case may be; or

(ii)

the final termination of negotiations toward achieving agreement regarding the JVA or JVSA, as the case may be.

“Party” or “Parties”, means either or all JOGMEC, Almaden and Gavilan, as the circumstances require, and their respective successors and permitted assigns;

“Participating Interest”, means:

(a)

during the Earn In Period the percentage interest of a Party in the Exploration JV set out in Section 7(a); and

(b)

following the completion of the Earn In Period the percentage interest of a Party in the Exploration JV and, in the case of JOGMEC the right to be vested with an Equity Interest in any Joint Venture Property that is a Designated Property as set out in Section 9(b) and, if applicable, Section 12, and in the Santa Isabela Property as set out in Section 13;

“Permit” or “Permits“, means the instrument or instruments issued by the relevant Government Agency pursuant to which the exploration rights and/or exploitation rights (including water rights), in respect of the property comprised in or later brought within the Area of Interest, that is held by the Relevant Party to the full extent of its or their ability and authority in a fiduciary capacity for the beneficial interest of the Parties;

“Project”, means the acquisition, ownership, exploration and assessment of the mining tenements that are the subject of the Exploration JV, including the conduct of all activities necessary or advisable in order to carry out and complete such exploration and assessment of the mining tenements and reserves of Minerals discovered therein including, and acquisition of an Equity Interest by JOGMEC in any Joint Venture Property designated as a Designated Property and/or in the Santa Isabela Property pursuant to the terms of this LOI, the JVA or the JVSA, as the case may be;

“Relevant Party”, means a Party and/or any of its Affiliates, as the case may be, which holds or jointly holds any Permits or option rights within the Area of Interest;

“Santa Isabela Property”, means the exploration and mining tenement, as described in and indicated on the concession # and the map appearing as part of Exhibit “B”, located in the United Mexican States, and all property, rights and things contained therein or relating thereto pursuant to any Permit issued in respect of that property, which Almaden and Gavilan, or any of its Affiliates, holds or may acquire at any time on behalf of the Parties or of any one or more of the Parties; and

“Term”, means the period of time for JOGMEC to fulfill the requirements for the JOGMEC Earned Interest commencing from the Effective Date and, subject to the provisions of the Earn in Period, ending on March 31, 2007 unless extended in accordance with the provisions of this LOI.

The Exhibits attached to and forming a part of this LOI are as follows:

Exhibit “A” – Description of the Area of Interest

Exhibit “B” – Description of Santa Isabela Property

Exhibit “C” – List of the Almaden Excluded Area (which are excluded from the Area of Interest)

III.

TERMS OF LOI AND FORMATION OF THE JOINT VENTURE

At such time as the Parties enter into the JVA or JVSA or a Royalty Agreement, that agreement shall supersede this LOI in all respects, but until such event occurs the Parties agree that:

.

Area Of Interest

The area or areas over which this LOI, the JVA or the JVSA, as the case may be, will be concerned refers to the area or areas encompassed within the boundaries of the Area of Interest, as described in Exhibit “A”.

2.

Formation of a Joint Venture

JOGMEC and Almaden hereby agree to form the Exploration JV with the following scope and purposes:

(a)

undertaking exploration for Minerals located within the Area of Interest and creating and/or acquiring mining concessions and tenements within the Area of Interest and, without limiting the foregoing, to:

(i)

acquire Joint Venture Property and conduct exploration activities thereon by implementing Exploration Programs;

(ii)

acquire and explore Joint Venture Property contributed by Almaden, including (subject to Section 13) the Santa Isabela Property, and conduct exploration activities thereon by implementing Exploration Programs in respect thereof;

pursuant to which JOGMEC as set out herein is to contribute United States One Million (US$1,000,000) of the Exploration Expenditures incurred and thereby earn the JOGMEC Earned Interest;

(a)

subject to JOGMEC acquiring the JOGMEC Earned Interest, undertake further exploration and development activities in any Designated Property pursuant to a separate joint venture or a JV Company, established pursuant to the terms of this LOI or the JVA or the JVSA, as the case may be;

(b)

subject to JOGMEC fulfilling the funding requirements set out in Section 13, undertake further exploration and development activities in respect of the Santa Isabela Property.

NEGOTIATIONS

3.

Purpose of LOI

The Parties acknowledge and affirm this LOI sets out the basic intentions and the preliminary terms of an agreement between the Parties with respect to the formation of the Joint Venture and the subject matter thereof.

4.

Conduct of negotiations

The Parties shall negotiate in good faith to achieve agreement regarding the terms of the JVA or JVSA, as the case may be, with such agreement to incorporate the terms of this LOI and such additional terms as may be agreed by the Parties, with the aim of achieving such agreement and executing the implementing the first of the JVA or the JVSA, as the case may be, by the Outside Date as defined in this LOI or such later date as determined, in accordance with this LOI.

5.

Failure to achieve agreement.

If the Parties cannot achieve final agreement on the terms of the JVA or JVSA, as the case may be, by the Outside Date, then the Outside Date may be extended for such a period of time as requested by either JOGMEC or Almaden. If the Outside Date is not extended in accordance with the terms of this LOI, this LOI will immediately cease to be effective.

PRELIMINARY MATTERS

6.

First Meeting of Exploration Management Committee.

The Parties agree that as soon as practical after the Effective Date, the Exploration Management Committee shall be formed to oversee the exploration of the Area of Interest and the conduct of the Exploration Alliance in accordance with the provisions of this LOI. The Operator shall convene the first meeting of the Exploration Management Committee in Vancouver, Canada, or at such other location that is mutually agreed in writing by the Parties. Thereafter, the Operator shall conduct exploration activities in accordance with the Exploration Programs approved by the Exploration Management Committee, subject to the Permits issued in respect of the Area of Interest.

7.

Initial Participating Interests and Equity Interests.

(a)

At the Effective Date, the respective Participating Interests of the Parties in the Exploration JV are:

Almaden and Gavilan

49%

JOGMEC

51%

which Participating Interest of JOGMEC is subject to JOGMEC contributing the JOGMEC Agreed Amount in accordance with this LOI, or the JVA or the JVSA, as the case may be;

(b)

At the Effective Date, the respective Equity Interests of the Parties are:

Almaden and Gavilan

100%

JOGMEC

0%

(c)

During the PAN Period and the Term, JOGMEC may contribute the JOGMEC Agreed Amounts to the funding of Exploration Expenditure and thereby earn the JOGMEC Earned Interest in accordance with the terms of this Section 7 and Section 11(a).

(d)

The Operator shall conduct the exploration activities and JOGMEC shall fund the cost thereof in accordance with the terms of this LOI, the JVA or the JVSA, as the case may be, and by so doing JOGMEC shall be entitled, once it has contributed the JOGMEC Agreed Amounts in respect of the Area of Interest, to accrue ownership rights to the full and unencumbered right, title and benefit to a 51% Equity Interest in any and all Joint Venture Property, that is a Designated Properties and/or in the ownership of shares of any JV Company formed in respect of any Designated Property (the “JOGMEC Earned Interest”), or the option to acquire such Equity Interest at a later date for nil additional consideration, once it has contributed an aggregate amount of United States Dollars One Million (USD$1,000,000), to Exploration Expenditures in respect of the Project.  As part of the JOGMEC Agreed Amounts JOGMEC shall contribute United States Dollars Three Hundred Thousand (USD$300,000) to Exploration Expenditures in respect of the Santa Isabela Property and thereby acquire an option to acquire an Equity Interest therein in accordance with Section 13.

8.

Deemed voting entitlement.

For the purposes of participating in the decisions and resolutions of the Exploration Management Committee during the Term, the parties shall exercise the voting rights attached to their respective Participating Interest as set out in Section 7(a).

EXPLORATION PROGRAM

9.

Funding of Exploration Expenditures

()

Earn In Period

()

During the Earn In Period, JOGMEC shall contribute or expend in cash or, with the agreement of Almaden, contribute in kind the following JOGMEC Agreed Amounts on account of Exploration Expenditures:

Earn In Period		Contribution Amount
First	from the Effective Date to and including October 31, 2005	A minimum of USD$400,000 including a minimum of USD$300,000 in respect of the Santa Isabela Property
Second	from November 1, 2005 to and including March 31, 2006	Such additional amount for a minimum aggregate amount of USD$600,000
Third	from April 1, 2006 to and including March 31, 2007	Such additional amount for a minimum aggregate amount of USD$1,000,000
	TOTAL:	USD$1,000,000

()

If by 31 March 2007 JOGMEC has not contributed or expended the JOGMEC Agreed Amounts totalling USD $1,000,000 as set out in Section 9(a)(i), the Earn In Period may be extended by JOGMEC upon written notice to Almaden for a period not exceeding 6 months.

()

Completion of Earn In Period and of JOGMEC Earn In

Once JOGMEC has contributed the JOGMEC Agreed Amount in respect of the Area of Interest, a JOGMEC Earned Interest shall exist in each Designated Property created pursuant to Section 12 and accordingly JOGMEC shall be entitled to the full and unencumbered right, title and benefit of a 51% Equity Interest in all such Designated Property PROVIDED that JOGMEC may at its option acquire such Equity Interest in any Designated Property at a later date for nil consideration.  Once JOGMEC has contributed United States Dollars Three Hundred Thousand (USD$300,000) of the JOGMEC Agreed Amount in respect of the Santa Isabela Property, a JOGMEC Earned Interest shall exist in the option to acquire a 51% Equity Interest in the Santa Isabela Property pursuant to Section 13.

10.

Funding Procedure During Earn In Period.

()

JOGMEC Agreed Amounts.

()

After an Exploration Program has been approved by the Exploration Management Committee, as provided in this LOI for either the First Earn In Period as set out in Section 9(a)(i), the Second Earn In Period or the Third Earn In Period, the Operator shall submit the approved Exploration Program and proposed Exploration Expenditures in writing to JOGMEC.

()

Provided an approved Exploration Program has been timely provided by the Operator to JOGMEC in respect of each Earn In Period, JOGMEC shall fund the Exploration Expenditures as set forth in the approved Exploration Program.

()

JOGMEC shall only be required to provide the JOGMEC Agreed Amounts so long as those monies have been committed or expended by the Operator under valid contracts on bona fide terms consistent with industry standards. The Operator will provide evidence to the reasonable satisfaction of JOGMEC about the details and requirements of those contracts, as may be requested by JOGMEC from time to time.

()

Cash Calls

()

During the Earn In Period, the Operator shall be entitled to submit cash calls to JOGMEC no more frequently than monthly for Exploration Expenditures to be incurred and to be paid by the Operator in carrying out an Exploration Program, and not more than 60 days in advance in respect of Exploration Expenditures reasonably estimated to be incurred and paid by the Operator in carrying out an Exploration Program; in each case with respect to the JOGMEC Agreed Amounts.

()

If JOGMEC fails to contribute to a cash call in accordance with Section 10(b)(i) within a 30-day period from the date of receipt of the cash call, the Operator may give a further written notice to JOGMEC to demand payment.

()

If no payment is made by JOGMEC within a reasonable period of time (not exceeding 60 days) after receipt by JOGMEC of the written demand under Section 10(b)(ii), then the Operator shall be entitled on written notice, to terminate, this LOI or the JVA or the JVSA, as the case may be, and no monies shall be reimbursed or be reimbursable by the Operator to JOGMEC on account of previously funded Exploration Expenditures, provided that those monies have been committed or expended under valid contracts on bona fide terms consistent with industry standards..

11.

JOGMEC Earned Interest.

()

Once JOGMEC has contributed or expended the JOGMEC Agreed Amounts, the respective Equity Interests of the Parties in any and all Designated Properties and/or the Area of Interest shall be as follows:

Almaden and Gavilan

49%

JOGMEC

51%

PROVIDED JOGMEC shall have the option to defer acquisition of its Equity Interest in any Designated Property until a  date later than date the Designated Property is determined pursuant to Section 12;

12.

Designated Properties

The Management Committee may, from time to time, designate certain mineral properties, including an area of interest around those certain mineral properties, excluding the Almaden Excluded Area, which are then held by the ExplorationJV (“Designated Property”).  In such a case, none of the amount of actual or deemed Exploration Expenditures will be allocated to the Designated Property even if some exploration has been undertaken within the Designated Property.

Upon the designation of a Designated Property:

(a)

a separate contractual Joint Venture shall be deemed to have been automatically established between the parties in respect of the Designated Property (a “Designated Property JV”) and in which the respective participating interest in the Designated Property and the Equity Interest of the parties in such Designated Property shall be 51% for JOGMEC and 49% for Almaden and Gavilan;

(b)

JOGMEC shall contribute the initial aggregate amount of United States Dollars Five Hundred Thousand (USD$500,000) of Exploration Expenditures in respect of each Designated Property and thereby acquire an additional 9% of Equity Interest therein and there shall be a corresponding adjustment to the participating interest of each Party in the Designated Property JV;

(c)

After JOGMEC has contributed the initial aggregate amount of United States Dollars Five Hundred Thousand (USD$500,000) of Exploration Expenditures in respect of each Designated Property in accordance with Section 12(b), Exploration Expenditures shall be contributed by each Party on a pro-rata basis based on their respective Equity Interest in the Designated Property (the “Pro-Rata Stage”).

(d)

During Pro Rata Stage if JOGMEC or Almaden does not contribute its responsible share of funds, the Equity Interest of the non-contributing Party shall be diluted with a simple linear equation in accordance with the following formula;

   A / B  x 100(%)

Where:

A =

that portion of the actual Exploration Expenditures in relation to the relevant program and budget which the non-contributing Party would have paid, but did not pay by virtue of such election; and

B =

the total Exploration Expenditures contributed by both Parties (including any deemed expenditure) from the Effective Date up to the end of the program and budget immediately preceding the Exploration Program and exploration budget in respect of which the election is being made;

(e)

JOGMEC’s contribution to the funding of Exploration Expenditures of each Designated Property shall be United States Dollars Five Hundred Thousand (US$500,000) and Almaden and Gavilan’s deemed contribution to the funding of Exploration Expenditures of each Designated Property shall be deemed to be United States Dollars Three Hundred and Thirty Three Thousand Three Hundred and Thirty Three (US$333,333);

(f)

if a Party's Equity Interest is diluted to less than 20%, whether by reason of election or default, then that Equity Interest will be automatically converted to a 2.0% Net Smelter Return Royalty;

(g)

Notwithstanding anything contained to the contrary in this LOI or any other arrangement between the Parties, in the event that a Joint Venture Property is identified as a Designated Property prior to JOGMEC having contributed the JOGMEC Agreed Amounts, JOGMEC shall automatically be entitled to the JOGMEC Earned Interest in that Designated Property to which it is otherwise entitled under the terms of the LOI, or the JVA or the JVSA once it has completed the contribution of the JOGMEC Agreed Amounts;

(h)

the Designated Property shall subject to Section 12(a), cease to part of the Joint Venture Property and shall cease to be governed by the LOI, or the JVA or the JVSA; and

(i)

the terms of the separate Designated Property JV governing the Designated Property shall be provided in a formal agreement incorporating the same terms and conditions of this LOI, or the JVA or the JVSA, as the case may be, and a formal agreement will be negotiated in good faith and executed by the parties as soon as reasonably practicable after the designation.

A Party that proposes in good faith the designation of a mineral property as a Designated Property (the “Proposing Party”), shall notify the other Party in writing of its proposal at least 30 days before a Management Committee is convened to consider same.

It the Management Committee does not approve the proposed designation, the Proposing Party will be entitled to proceed with the further exploration and/or development of such mineral property independently from the Exploration JV and outside the scope of this LOI or the JVA or the JVSA, as the case may be.

8.

Santa Isabela Property

(a)    Notwithstanding the requirements set out in Section 9 in respect of the JOGMEC Earned Interest, upon completion of JOGMEC’s contribution of United States Dollars Three Hundred Thousand (USD$300,000) to Exploration Expenditures in respect of the Santa Isabela Property as part of JOGMEC Agreed Amount to be contributed during the First Earn In Period,  Almaden will be deemed to have granted to JOGMEC the exclusive option to earn a 51% Equity Interest in the Santa Isabela Property exercisable by and upon JOGMEC funding Exploration Expenditures in respect of the Santa Isabela Property, including property holding costs, of an aggregate amount of United States Dollars Seven Hundred Thousand (USD$700,000) by March 31, 2007;

(b)     Thereafter, Almaden will be deemed to have granted to JOGMEC a further exclusive option to earn an additional 9% Equity Interests in the Santa Isabela Property exercisable by and upon JOGMEC funding an additional aggregate amount of United States Dollars Five Hundred Thousand (USD$500,000) of Exploration Expenditures in respect of the Santa Isabela Property by September 30, 2008;

(c)    After JOGMEC has contributed the additional aggregate amount of United States Dollars Five Hundred Thousand (USD$500,000) of Exploration Expenditures in respect of Santa Isabela Property in accordance with Section 13(b), the Exploration Expenditures shall be contributed by each Party on a pro-rata basis based on  their respective Equity Interest in the Santa Isabela Property (the “Pro-Rata Stage”);

(d)   If, during the Pro Rata Stage JOGMEC or Almaden does not contribute its responsible share of funds, the Equity Interest of non-contributing party in the Santa Isabela Property shall be diluted with a simple linear equation in accordance with the following formula;

   A / B  x 100(%)

Where:

A =

that portion of the actual Exploration Expenditures in relation to the relevant program and budget which the non-contributing Party would have paid, but did not pay by virtue of such election; and

B =

the total Exploration Expenditures contributed by both Parties (including any deemed expenditure) from the Effective Date up to the end of the program and budget immediately preceding the Exploration Program and exploration budget in respect of which the election is being made;

(e)   JOGMEC’s contribution to the funding of Exploration Expenditures of the Santa Isabela Property shall be United States Dollars One Million and Five Hundred Thousand (US$1,500,000) and Almaden and Gavilan’s deemed contribution to the funding of Exploration Expenditures of each Designated Property shall be United States Dollars One Million (US$1,000,000);

(f)     If a party's Equity Interest is diluted to less than 20%, whether by reason of election or default, then that Equity Interest will be automatically converted to a 2.0% Net Smelter Return royalty;

(g)    Upon JOGMEC exercising the aforementioned option to acquire a 51% Equity Interest in the Santa Isabela Property a separate unincorporated joint venture governing the Santa Isabela Property shall be created pursuant to an agreement having the same terms and conditions of the LOI, or the JVA or the JVSA, as the case may be, and a formal agreement will  be negotiated in good faith and executed by the parties as soon as reasonably practicable.

9.

CORPORATE OPPORTUNITIES

If during the Term, either Party (the “Acquiring Party”) is offered a right, or interest in property, real or mixed, including any mineral, mineral concession, surface or water right within the Area of Interest (the “Corporate Opportunity”), the Acquiring Party shall promptly give the other Party written notice of such Corporate Opportunity, including all the relevant details, documentation, terms and conditions of such offer (the “Offer Notice”).  Such Corporate Opportunity shall be deemed to be accepted by the other Party and hence the Exploration JV and shall become subject to this LOI, unless, within 60 days after receipt of the Offer Notice the other Party notifies the Acquiring Party that it does not wish to accept or participate in the Corporate Opportunity (“Refusal Notice”).  In the event that such Refusal Notice is given, the Acquiring Party shall be free to pursue the Corporate Opportunity without reference to and free of any claim from the other Party.  Each Party undertakes in favor of the other that it will not frustrate the operations of this section by participating in or permitting a Corporate Opportunity to be realized by an Affiliate without such Corporate Opportunity being subject to this Section 16(a).

JV COMPANY

10.

Formation of a JV Company.

()

Prior to the establishment of a JV Company, the Parties will negotiate in good faith:

()

the JVSA in respect of the JV Company, the terms of which shall not be inconsistent with the terms of this LOI or the JVA;

()

the cost base of the assets of the JV Company; and

()

as to how the Equity Interests of the Parties and the dilution, if any, of those Equity Interests on a going forward basis shall be reflected in the shareholdings of the JV Company.

()

The Parties shall contribute to the incorporation and organization costs of the JV Company in proportion to their then existing Participating Interests. Upon the formation of the JV Company, the Parties shall do all things necessary to transfer or assign the relevant portions of the Joint Venture Property to the JV Company to the maximum extent permitted by law.

ASSIGNMENT

11.

Save as specifically provided for in Section 16(c), neither Party (“the Offering Party”), shall sell or otherwise dispose of or transfer its Equity Interest or, in the case of JOGMEC, its entitlement to acquire the JOGMEC Earned Interest pursuant to the terms of this LOI or the JVA or the JVSA, as the case may be, without complying with the terms and conditions governing such sale, disposal or transfer under this LOI, the JVA or the JVSA, as the case may then be.  Accordingly:

()

in the event the Offering Party decides to sell or otherwise dispose of or transfer all or any portion of its Equity Interest (the “Sale Interest”) held by it pursuant to the terms of this LOI, the JVA or the JVSA, as the case may be, it shall:

()

first send a written notice setting out the proposed terms of the sale and details of the proposed third party purchaser to the other Parties, and by such notice make an offer (the “Offer”) to sell or otherwise dispose of or transfer such Sale Interest to the other Party or, if more than one Party, proportionately to their existing Equity Interests, or in such proportions as then agreed amongst them;

()

the right of each Party receiving the Offer to purchase the Sale Interest shall be exercisable by written notice to the Offering Party within 60 days of the deemed date of receipt of that notice under the terms of this LOI, the JVA or the JVSA, as the case may be’

()

should the Party receiving the Offer elect not to purchase all of the Sale Interest, it shall give written notice to the Offering Party (and to any other Parties) of that election, upon which the Offering Party shall then be entitled to sell, transfer, assign or otherwise dispose of all the Sale Interest within 30 days calculated from the expiry of the exercise period under Section 16(a)(ii) to the third-party purchaser specified in the Offer notice for a purchase price that is no lower than that stated in the Offer and upon terms that, in the aggregate, are not materially less favourable than those stated in the Offer; and

()

if such third party sale is not consummated within the 30 day period as calculated under Section 16(a)(iii), thereafter the Offering Party shall be obliged each time that it proposes to transfer all or a portion of its Equity Interest to initiate and implement the procedure set out in this Section 16.

()

notwithstanding anything to the contrary herein contained, the Sale Interest shall not be transferred to a third party purchaser unless it agrees to be bound by any written agreement then in effect between Parties, including this LOI, the JVA or the JVSA.

()

the Parties’ right of first refusal under Section 16(a) shall not apply to transfers:

()

by a Party to an Affiliate, provided that after the transfer the Affiliate remains an affiliated corporation of that Party for the Term of this LOI or the JVA or the JVSA, as the case may be; and

()

in the case of JOGMEC, the transfer by JOGMEC of any of its rights and interests to acquire the JOGMEC Earned Interest, its Participating Interest in the Exploration JV, its entire Equity Interest in a Designated Property or in the Santa Isabela Property or its shareholdings in a JV Company (as the case may be) to one or more JOGMEC Nominees;

provided, however, that all such transferees, including Affiliates of the transferor Party, shall be obligated as a condition of the transfer, to enter into an agreement with the other Parties to this LOI, the JVA or the JVSA, as the case may be, whereby the transferee agrees to be bound by this LOI or the JVA or the JVSA, as the case may be, including the right of first refusal set out in Section 16. A further condition of that agreement shall, in the case of Almaden only, include the immediate re-assignment or transfer of any transferred Equity Interest or shareholding in a JV Company, if such transferee Affiliate ceases at any time to be an Affiliate of Almaden.

12.

The rights and obligations of JOGMEC under this LOI, the JVA and/or the JVSA shall inure to the benefit of any one or more JOGMEC Nominees upon completion of the transfer by JOGMEC of any of its rights and interests to acquire the JOGMEC Earned Interest, and/or its Participating Interest in the Exploration JV and/or its entire Equity Interest in a Designated Property or the Santa Isabela Property or its shareholding in a JV Company (as the case may be).

EXPLORATION MANAGEMENT COMMITTEE

13.

Composition of Exploration Management Committee

The Exploration Management Committee shall consist of two members, being one appointed by Almaden and one appointed by JOGMEC. Each Party, acting through its appointed members and subject to the provisions of Section 8, shall have the number of votes on the Exploration Management Committee equal to its Participating Interest. The Parties shall notify one another of the identity of such members in writing and shall further promptly notify one another in writing of the replacement of any such members. Each Party may appoint one or more alternates to act in the absence of a regular member.

14.

Chairman of Exploration Management Committee

During the Earn In Period Almaden shall have the right to elect the Chairman of the Exploration Management Committee. After completion of Earn In Period the Chairman shall be appointed by a simple majority vote based upon Participating Interests.

15.

Meetings of the Exploration Management Committee

()

Holding of Meetings

The Exploration Management Committee shall hold regular meetings which shall be held at least semi-annually in Vancouver, Canada or at such other locations as may be agreed upon by the Parties.

()

Meeting Protocol and Procedure

()

The Operator shall give 30 days written notice to the Parties of regular meetings of the Exploration Management Committee. Either Party may also call a special meeting of the Exploration Management Committee upon 15 days notice to the other Party. In the case of emergency, reasonable notice of a special meeting of the Exploration Management Committee shall suffice provided that a quorum is present at the resulting meeting.

()

There shall be a quorum of the Exploration Management Committee if one member representing each Party is present. No business other than the adjournment or termination of the meeting shall be transacted at any meeting of the Exploration Management Committee unless a quorum of members is present for the duration of the meeting.

()

If within half an hour from the time appointed for a meeting of the Exploration Management Committee a quorum is not present, the meeting shall stand adjourned to the same day in the next week, at the same time and place.

()

Each notice of a meeting of the Exploration Management Committee shall include an itemized agenda prepared by the Operator, in the case of a regular meeting, or prepared by the Party calling the meeting, in the case of a special meeting, but any matters that are not on the agenda may be considered only with the consent of both Parties, particularly at any adjourned meeting as contemplated in this Section 20(b)(ii).

()

In lieu of such meetings, the Exploration Management Committee may hold telephone conferences provided that all decisions are immediately confirmed in writing and signed by all the Parties in counterparts, as the case may be, in which event the decisions taken on any question by original or telefacsimile consent in writing of members shall be as valid as if it had been decided at a duly called and held meeting of the Exploration Management Committee.

16.

Decisions of Exploration Management Committee

Decisions of the Exploration Management Committee shall be made by a simple majority of votes. The Chairman shall be entitled to exercise a casting vote in the case of deadlock.

OPERATOR

17.

Appointment, rights and obligations

()

Almaden shall be the Operator during the Earn In Period.  Thereafter the Operator shall be appointed pursuant to a decision by the Exploration Management Committee.

()

The Operator shall implement Exploration Programs approved by the Exploration Management Committee. The Operator shall prepare draft Exploration Programs for consideration by the Exploration Management Committee. Each draft Exploration Program shall contain a statement in reasonable detail of the proposed exploration activities, estimates of all Exploration Expenditures to be incurred, and an estimate of the time when such Exploration Expenditures will be incurred.

18.

Duties of Operator

The Operator must:

()

perform its roles and responsibilities in a professional and proper manner exercising due care, skill and attention in accordance with industry standards;

()

do all such other acts and things as may be necessary to maintain the Joint Venture Property in good standing, provided that during the Earn In Period, the foregoing obligation is subject to the receipt of funds from JOGMEC on account of the JOGMEC Agreed Amounts in accordance with the provisions of this LOI, the JVA or the JVSA, as the case may be;

()

keep the Joint Venture Property and the properties constituting the Area of Interest free and clear of all encumbrances;

()

pay all costs properly incurred promptly as and when they fall due, provided that during the Earn In Period, the foregoing obligation is subject to the receipt of funds from JOGMEC on account of the JOGMEC Agreed Amounts in accordance with the provisions of this LOI, the JVA or the JVSA, as the case may be;

()

maintain proper books and accounting records in accordance with accounting principles generally accepted in the mining industry;

()

comply with all Permits under which tenements within the Area of Interest are held so that the Permits are not liable to forfeiture or cancellation for any reason, provided that during the Earn In Period, the foregoing obligation is subject to the receipt of funds from JOGMEC on account of the JOGMEC Agreed Amounts in accordance with the provisions of this LOI, the JVA or the JVSA, as the case may be;

()

comply with all applicable laws and industry rules and standards; and

()

provide progress reports to the Exploration Management Committee at the following intervals:

()

monthly, regarding significant results obtained through exploration activities within the Area of Interest, the status of Joint Venture Property and an accounting for Exploration Expenditures incurred during the preceding month’s exploration activity operations; and

()

annually, by one or more comprehensive written reports summarizing all exploration activity operations regarding the Area of Interest, including a detailed accounting of all Exploration Expenditures incurred;

()

commission a Feasibility Study if the Exploration Management Committee believes that such a study is required; and

()

not transfer, sell, or assign the whole or part of any property comprising part of the Area of Interest on the Effective Date, or staked, purchased or optioned within the Area of Interest during the Term of this LOI, the JVA or the JVSA, as the case may be, other than the Almaden Excluded Area.

19.

Designees

()

During the Earn In Period JOGMEC may second or designate for field operations forming a part of the exploration activities conducted in respect of the Area of Interest pursuant to approved Exploration Programs a maximum of one (1) geologist or other such personnel.  Almaden and/or Gavilan, as the case may be, may second or designate its employees as reasonably required for field operations forming a part of the exploration activities conducted in respect of the Area of Interest pursuant to approved Exploration Programs.

()

All remuneration and expenses paid in respect of JOGMEC designees during the Earn In Period shall be at JOGMEC’s own expense and will constitute an in kind contribution to Exploration Expenditure for purposes of calculating JOGMEC’s contribution to the JOGMEC Agreed Amounts. All remuneration and expenses paid in respect of other designees during the Earn In Period shall be on account of the Exploration Expenditures. Each Party shall advise the other Party of the details regarding their designees, including without limitation, the details of the proposed terms and conditions of the assignment and of such designees’ remuneration.

()

In the case of a JV Company, the Parties may second or designate employees generally in proportion to their shareholding therein. The Parties agree that once a project has been approved for development with the intent of commencing commercial mining and production, the relevant JV Company will employ its own staff.

WITHDRAWAL AND TERMINATION

20.

()

JOGMEC may upon 30 days written notice to Almaden withdraw from the Joint       Venture and terminate this LOI or the JVA or the JVSA as the case may be, at any time after it has contributed not less than United States Dollars Five Hundred Thousand (USD$500,000) of the JOGMEC Agreed Amounts.  PROVIDED such withdrawal shall not operate in respect of any JOGMEC Equity Interest in a Designated Property or in the Santa Isabela Property.

()

Other than in accordance with Section 10 (b) (iii) Almaden and/or Gavilan, as the case may be, may only withdraw from the Joint Venture in the following circumstances:

()

JOGMEC is alleged to have breached a material obligation of this LOI and/or JVA, as the case may be; and

()

Almaden and/or Gavilan, as the case may be, has given JOGMEC 60 days’ written notice specifying the alleged material breach and the action which may be reasonably required to be taken to rectify that alleged breach; and

(iii)    when an alleged breach of a material obligation under this LOI, JVA and/or the JVSA, as the case may be, is proven to be an actual breach committed on the part of JOGMEC and JOGMEC has failed to rectify or take reasonable steps to rectify that material breach within 60 days of receiving the written notice stated in Section 25(b) (ii);

then provided that Sections 25(b) (i) to (iii) (inclusive) have been satisfied, Almaden and/or Gavilan, as the case may be, may give a further written notice to JOGMEC of its intent to withdraw from the LOI, JVA and/or the JVSA, as the case may be, which withdrawal shall be effective 60 days from the date on which that further written notice is given.

(c)

Ongoing liabilities

JOGMEC or the JOGMEC Nominee shall not have any ongoing liabilities in respect of the conduct of exploration activities in respect of the Area Of Interest following termination of the Exploration JV by mutual agreement of the Parties or its withdrawal from this LOI or the JVA or the JVSA, as the case may be, provided that in the case of JOGMEC withdrawing from the ExplorationJV, it has surrendered to Almaden and Gavilan any claim it may have to an Equity Interest in the Area Of Interest other than any Equity Interest in a Designated Property and/or in the Santa Isabela Property.

(d)

Reimbursement

Notwithstanding anything to the contrary in any agreement, JOGMEC or the JOGMEC Nominee, as the case may be, may in their absolute discretion, request the immediate repayment of all monies and financial assistance provided to Almaden and Gavilan in terms of this LOI by it or its assignor without set-off, counterclaim or claim for contribution in the event that Almaden and/or Gavilan, as the case may be, elects to withdraw from the Exploration JV or breaches a material term of this LOI and fails to remedy such breach 30 days after receipt of written notice by JOGMEC or the JOGMEC Nominees, as the case may be.

PRODUCTION

8.

Taking in Kind

Any production of Minerals derived from any property within the Area of Interest or from a Designated Property  or the Santa Isabela Property will be taken in kind by each Party in proportion to its then currently held Equity Interest or their then current shareholding in the relevant JV Company, whichever then applies.

REPRESENTATIONS AND WARRANTIES

9.

Representations and Warranties of Almaden

Almaden and Gavilan jointly and severally represents and warrants to JOGMEC that after due enquiry, and to the best of its and its Affiliates’ knowledge, information and belief as at the Effective Date:

()

Due Incorporation and Organization

That Almaden and Gavilan are duly incorporated, organised, validly subsisting and in good standing, with respect to the filing of annual reports, under the laws of its jurisdiction of incorporation, with full capacity and is qualified to carry on business in the Area of Interest.

()

Corporate Power

That Almaden and Gavilan have full power and authority to carry on its respective business and to enter into this LOI and subsequently, if applicable, the JVA or the JVSA, as the case may be, and any agreement or instrument referred to or contemplated by this LOI and subsequently, if applicable, the JVA or the JVSA, as the case may be, and to carry out and perform all of its respective obligations and duties here under and there under.

()

Corporate Approvals

That Almaden and Gavilan have duly obtained all requisite corporate and regulatory authorizations for the execution, delivery and performance of this LOI and subsequently, if applicable, the JVA or the JVSA, as the case may be, and such execution, delivery and performance and the consummation of the transactions herein and therein contemplated, will not conflict with or result in a breach of any covenants or agreements contained in or constitute a default under or result in the creation of any encumbrance under the provisions of its respective constituent documents or any shareholders’ or directors’ resolution.

()

Approvals

The execution, delivery and performance of this LOI and subsequently, if applicable, the JVA or the JVSA, as the case may be, by Almaden and/or Gavilan, as the case may be, and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach of any covenants or agreements contained in or constitute a default under any indenture, agreement or other instrument or Permit whatsoever to which Almaden is a party or by which Almaden is bound and do not contravene any applicable laws of the United Mexican States.

()

Due Execution and Delivery

This LOI and subsequently, upon execution, the JVA or the JVSA, as the case may be, has been (and upon execution will be) duly executed and delivered by Almaden and Gavilan, and upon execution will be, valid, binding and enforceable against Almaden and Gavilan in accordance with its respective terms.

()

No Acts of Bankruptcy

Almaden and Gavilan have not committed an act of bankruptcy, is not insolvent, have not proposed a compromising arrangement to its creditors generally, have not had any petition for a receiving order in bankruptcy filed against it, have not made a voluntary assignment in bankruptcy, have not taken any proceedings with respect to a compromise or arrangement, have not taken any proceeding to have itself declared bankrupt or wound-up, have not taken any proceeding to have a receiver appointed of any part of its assets, have not had any encumbrancer take possession of any of its respective property or have not had any execution nor have distress become enforceable or become levied upon any of its property.

()

Option Agreement

Almaden and Gavilan are in full compliance with its performance obligations under any properties comprising part of the Area of Interest and Almaden and Gavilan have not been notified of the existence of any breach of those agreements on its part. Almaden and Gavilan have no reason to believe it is or may be in breach of any of it’s Exploration Agreements entered into in respect of any properties comprising part of the Area of Interest.  Without limiting the foregoing, Almaden has and will continue to have the right and authority to grant to JOGMEC the options set out in Section 13 in respect of the Santa Isabela Property.

()

Permits

The Permits in respect of Area of Interest are in good standing and not liable to forfeiture or cancellation for any reason. Such Permits are legally and beneficially owned by Almaden and/or Gavilan, as the case may be, free and clear of all encumbrances.

(i)

Outstanding Rights

All rentals, rates, taxes and payments and works required in connection with any properties held by Almaden within the Area of Interest up to and including the Effective Date have been made and done and no liabilities owing have not been fully and openly disclosed to JOGMEC.

(j)

Litigation

Almaden and Gavilan are not involved in or aware of any litigation that is anticipated in respect of the Area of Interest and Almaden and Gavilan are not aware of any circumstances which might affect the continued existence of Almaden and Gavilan or the ability of Almaden and Gavilan to fully participate in the Exploration JV and to fulfil their respective obligations under this LOI or the JVA or the JVSA, as the case may be.

10.

Reaffirmation of Warranties

JOGMEC may require Almaden and Gavilan to reaffirm, from time to time, any of the warranties at any time during the PAN Period and/or the Term.

11.

Representations and Warranties of JOGMEC

JOGMEC represents and warrants to Almaden and Gavilan that, to the best of its knowledge, information and belief, as at the Effective Date:

()

Due Incorporation and Organization

JOGMEC is duly incorporated, organised, validly subsisting government entity and is in good standing, with respect to the filing of its annual reports, under the laws of the Japan and has full capacity and is qualified to enter into this LOI and the Exploration Alliance as contemplated by this LOI or subsequently by, the JVA or JVSA, as the case may be.

()

Corporate Power

JOGMEC has full power and authority to carry on its business and to enter into this LOI and subsequently, the JVA or the JVSA, as the case may be, and any agreement or instrument referred to or contemplated by the LOI and subsequently, the JVA or the JVSA, as the case may be, and to carry out and perform all of its obligations and duties hereunder and there under.

()

Corporate Approvals

JOGMEC has duly obtained all requisite corporate and regulatory authorizations for the execution, delivery and performance of this LOI and subsequently, the JVA or the JVSA, as the case may be, and such execution, delivery and performance and the consummation of the transactions herein and therein contemplated, will not conflict with or result in a breach of any covenants or agreements contained in or constitute a default under or result in the creation of any Encumbrance under the provisions of its constituent documents or any shareholders’ or directors’ resolution.

()

Approvals

The execution, delivery and performance of this LOI and subsequently, the JVA or the JVSA, as the case may be, by JOGMEC and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach of any covenants or agreements contained in or constitute a default under any indenture, agreement or other instrument whatsoever to which JOGMEC is a party or by which JOGMEC is bound and do not contravene any applicable laws.

()

Due Execution and Delivery

This LOI and subsequently, upon execution, the JVA or the JVSA, as the case may be, has been (and upon execution will be) duly executed and delivered by JOGMEC and is (and upon execution will be) valid, binding and enforceable against JOGMEC in accordance with its respective terms.

()

No Acts of Bankruptcy

JOGMEC has not committed an act of bankruptcy, is not insolvent, has not proposed a compromising arrangement to its creditors generally, has not had any petition for a receiving order in bankruptcy filed against it, has not made a voluntary assignment in bankruptcy, has not taken any proceedings with respect to a compromise or arrangement, has not taken any proceeding to have itself declared bankrupt or wound-up, has not taken any proceeding to have a receiver appointed of any part of its assets, has not had any encumbrancer take possession of any of its property and has not had any execution nor has distress become enforceable or become levied upon any of its property.

GENERAL PROVISIONS

12.

Guarantee and Indemnity

()

Almaden and Gavilan agrees to indemnify and keep indemnified, JOGMEC and/or the JOGMEC Nominees, from and against any claim, damage, loss, liability or expense arising out of, relating to or in connection with any previous and/or current exploration, activity and/or mining activities conducted with Area of Interest held prior to the Effective Date.

()

Almaden and Gavilan guarantees to JOGMEC and/or the JOGMEC Nominees the due and punctual performance of the obligations of its Affiliates under this LOI or the JVA or the JVSA, as the case may be.

13.

Force Majeure

Neither Party will be responsible for any failure to perform or comply with, or for any delay in performing or complying with, any obligation under this LOI or the JVA or the JVSA, as the case may be, if such failure or delay, despite all reasonable efforts by such Party, has been caused by a Force Majeure Event. A Party claiming that its performance is affected or prevent by a Force Majeure Event must give prompt written notice to the other Parties of the occurrence of such event, including a detailed description of the circumstances and a good faith estimate of the duration of that event. A Party required to make a payment in terms of this LOI shall be permitted to suspend such payment during the subsistence of a Force Majeure Event claimed by the other Party.

14.

Governing Laws

The validity of this LOI, the JVA or the JVSA, as the case may be, its interpretation, the respective rights and obligations of the Parties and all other matters arising in any way out of this LOI, the JVA or the JVSA, as the case may be, or the Parties’ performance under this LOI, the JVA or the JVSA, as the case may be, shall be determined in accordance with the laws of British Columbia, Canada as a jurisdiction and body of laws neutral to and without favor to either Party, to the exclusion of any other law.

15.

Mediation and Arbitration

In the event of any dispute arising under this LOI, the JVA or the JVSA, as the case may be, the Parties shall attempt to resolve the matter amicably, failing which the matter shall be referred to the respective Chairmen of the Parties for mediation (the “Mediation”). If the Chairmen of the Parties are unable to resolve the matter within 30 days of referral of the matter to them, the dispute shall be referred to binding arbitration, to be settled in accordance with the rules set out in the International Commercial Arbitration Rules of Procedure of the British Columbia Costs of the arbitration shall be borne equally between the Parties.

16.

Principal authorized Representatives and Notice

()

Any notice, direction or other communication (a “Communication”) given pursuant to this LOI, irrespective of whether such Communication was required, permitted or otherwise provided pursuant to or in respect of this LOI, shall be in writing and if delivered by hand, shall be deemed to have been received on the date of delivery, if sent by courier it shall be deemed to have been received on the 5th day after dispatch , and if sent by fax or other similar form of electronic communication, shall be deemed to have been given and received on the day it was so sent if sent during normal business hours (9:00 a.m. to 5:00 p.m. local time at the place of receipt) or on the next following business day if sent outside of normal business hours. Notices in each case shall be addressed as follows:

()

If to Almaden:

Almaden Minerals Ltd.

1103-750 West Pender St.

Vancouver, B.C,

Canada

Fax:

Attention:

()

If to JOGMEC:

Japan Oil, Gas and Metals Exploration Company

Muza Kawasaki Central Tower 1310 Omiya-cho,

Saiwai-ku, Kawasaki-shi,

Kanagawa-ken, 212-8554, JAPAN

Fax: (+81)044-5208740

Attention: Hiroshi Shimotori

Either Party at any time may give notice in writing to the other Party of any change of address of the Party giving such notice and from and after the giving of such notice, the address or addresses therein specified shall be deemed to be the address of such Party for purposes of giving notice hereunder.

17.

Access to Information

During the Earn In Period and subject to the CA and to Section 36 and to existing restrictions with third persons, Almaden and Gavilan shall provide JOGMEC with access to all data, reports, records, and other information of any kind whatsoever, developed or acquired by Almaden and/or Gavilan, as the case may be, in connection with the Area of Interest. Where JOGMEC is unable to access any data, reports, records and other information because of third party confidentiality requirements, Almaden and Gavilan will use its good faith best efforts to seek and obtain the consent of such third party to disclose the confidential information to JOGMEC as soon as practicable.

18.

Confidentiality

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Except as otherwise provided in the CA or in this LOI, all data, reports, records and other information of any kind whatsoever, developed or acquired by a Party or by any employee thereof or by any agent, contractor or advisor engaged to provide services to a Party in connection with this LOI, the JVA or the JVSA, as the case may be, shall be treated as confidential.

()

Neither Party shall reveal or otherwise disclose such confidential information to any third party without the prior written consent of the other Party, which shall not be unreasonably withheld, unless the confidential information is or becomes publicly available through no fault of the recipient Party.

()

Should a Party be required to disclose confidential information to any provincial, state, government, appropriate agencies and department thereof, or to any stock exchange as may be required under any law or to issue a press release, the Party so obliged shall provide the other Party with a copy of the proposed press release for such Party’s approval, which approval shall not be unreasonably withheld.  A copy of the press release must be delivered to a Party for its review not less than 5 Business Days (as determined in the country to which the press release is delivered) before its proposed date of release and the Party reviewing the press release shall provide a response within 4 Business Days (as determined in the country to which the press release is delivered) of receipt of the proposed press release.  That requirement shall not apply to JOGMEC, as it is required to disclose confidential information to other Japanese government agencies including, but not limited to, the Ministry of Economy, Trade and Industry (METI), for the purpose of complying with the laws, regulations and policies concerning its operations and corporate governance and shall not apply to Almaden to the extent that disclosure is required by a statutory or regulatory authority provided that a copy of all such disclosure is concurrently delivered to JOGMEC by Almaden.

19.

Partnership

The Parties are independent contractors and neither Party shall represent itself as having any power to bind the other or to assume or to create any obligation or responsibility, express or implied, on behalf of the other Party in terms of this LOI. Nothing in this LOI and/or the JVA or the JVSA, as the case may be, shall be construed as creating a partnership between the Parties or as constituting either Party as being the partner or agent of the other Party or Parties or to create any other form of legal association or arrangement which would impose liability upon one Party for the act or failure to act of any other Party. The Parties acknowledge they are solely Exploration JV parties until such time as a JV Company is established and that each Party’s liability shall be limited to its respective shareholding in the relevant JV Company in accordance with the applicable law.

38. Entire Agreement

This LOI including its exhibits constitutes the whole of this LOI and encompasses the entire agreement between the Parties pertaining to the subject matter. This LOI supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, among the Parties save and except for the CA. This LOI may only be amended by written agreement between the Parties.

39.

Further Assurances

The Parties agree to execute and cause to be executed such further and other documents and to take and cause to be taken such further and other actions as are reasonably necessary to secure and give effect to the rights and obligations granted and assumed under this LOI.

40

Inurement

This LOI shall be binding upon and ensure to the benefit of the Parties and their respective successors and permitted assigns.

41.

Counterparts

Each Party may reasonably rely on the authenticity of a telefacsimile signature as evidence of the other Party’s execution of this LOI. This LOI may be executed in several counterparts (in original or telefacsimile form), each of which so executed shall be deemed to be an original and such counterparts together shall constitute but one and the same instrument.

If you agree with the aforementioned terms and conditions, please so indicate by signing this LOI, at the place indicated below, and promptly return the signed copy to JOGMEC.

Sincerely yours,

With the intention of being legally bound to fulfil the terms hereof:

Japan Oil, Gas and Metals National Corporation

       /s/Toshio Sakasegawa

August 2, 2005

Per:____________________________

Date:

__________________________

Toshio Sakasegawa,

Executive Director,

Member of the Board

Accepted and Agreed to:

Almaden Minerals Ltd.

/s/Morgan Poliquin

August 2, 2005

Per:____________________________

Date:

__________________________

Morgan J. Poliquin,

Director

Minera Gavilan S.A. de C.V.

/s/Morgan Poliquin

August 2, 2005

Per:____________________________

Date:

__________________________

Morgan J. Poliquin,

Director

Exhibit “A”

Area Of Interest

[attach map with each of the properties and the boundaries of the project clearly marked]

Exhibit “B”

Santa Isabela Property

[attach concession # and map with the Santa Isabela property and the boundaries of the project clearly marked]